Exhibit 99.1

The Howard Hughes Corporation® Announces Transformation Plan and New Leadership
Following Strategic Review Process

•	Paul Layne named Chief Executive Officer replacing David R. Weinreb on the Board of Directors; David R. Weinreb and Grant Herlitz to step down from the company
•	The Transformation Plan will create a lean, focused, decentralized organization built around the company’s core master planned communities (MPCs)
•	Headquarters to move from Dallas to The Woodlands regional office in Houston
•
$45 - $50 million per annum estimated reduction in overhead expenses, which consists of a more than one-third, or $40 - $45 million, annual reduction in corporate G&A and a $5 million annual reduction in overhead costs which are allocated to development properties and capitalized under GAAP

•	~$2 billion of non-core asset sales with estimated net cash proceeds of $600 million for share repurchases and development opportunities in our core MPCs
•	Accelerated growth in our core MPC business, driving value creation in our decades-long development pipeline

DALLAS, October 21, 2019 – Following a thorough review of strategic alternatives, The Howard Hughes Corporation® (NYSE: HHC) today announced that it will execute a Transformation Plan, led by new executive leadership, comprised of three pillars: (1) a $45 - $50 million per annum reduction in overhead expenses, (2) the sale of approximately $2 billion of non-core assets, and (3) accelerated growth in the Company’s core MPC assets.  Paul Layne, President of HHC’s Central Region, has been named Chief Executive Officer, effective immediately.  Paul Layne will replace David R. Weinreb on the Board of Directors.  David R. Weinreb and Grant Herlitz will step down from the company.

“Having had the opportunity to observe Paul’s successful stewardship of The Woodlands and the Company’s Central Region over the past eight years, the Board is extremely pleased that Paul will be our new CEO,” stated Bill Ackman, Chairman of the Board.  “Paul’s extensive acquisition, development, and operating experience coupled with his superb leadership style has earned him the respect of the Board and the entire Howard Hughes team.  Paul’s efficient operating approach along with our headquarters move from Dallas to Houston will enable Howard Hughes to be a more focused, profitable, and free-cash-flow-generative company.”

Mr. Ackman continued: “I consider David Weinreb and Grant Herlitz to be the co-founders of The Howard Hughes Corporation.  It is a testimony to their superb vision and execution that nine years ago 34 disparate, largely ignored, development assets, spun off from a bankrupt shopping mall company, have been transformed into one of the largest and most successful real estate development companies in the United States.  The Board joins me in thanking David and Grant for their enormous contributions to the Company.”

"It has been a privilege to lead this exceptional company since its inception.  I am proud of the outstanding work and financial results our team has accomplished over the last nine years, and want to recognize the dedication and commitment of our employees across the portfolio who made this possible," said David R. Weinreb.  "As the company enters the next stage of its evolution, I wish Paul, David, and the Board continued success in HHC's next chapter."

New Leadership

Mr. Layne has more than 35 years of diverse real estate operating and development experience. Since 2012, he has been a senior executive at HHC, most recently serving as President, Central Region, which includes The Woodlands, The Woodlands Hills and Bridgeland. During his eight-year tenure at Howard Hughes, Mr. Layne identified and led the development of more than $1.2 billion of office, retail, apartment, hotel and storage properties in The Woodlands, increasing The Woodlands NOI by nearly eight-fold to more than $104 million in 2019 (estimated NOI at stabilization of $150 million).  Most recently, Mr. Layne led the development of 110 North Wacker in Chicago, a Class AAA, 56-story office tower which is currently 69% pre-leased and estimated to be completed in October 2020.  Prior to joining The Howard Hughes Corporation, Mr. Layne was Executive Vice President at Brookfield Properties Corporation, overseeing a 9.7 million square-foot portfolio in Houston’s Central Business District.

David O’Reilly, Chief Financial Officer, will have an enhanced role at the company partnering with Mr. Layne to execute on the new plan.

“It will be a privilege to work alongside our Board, our executive team, and our highly talented team members in executing our Transformation Plan, and pursuing unexploited opportunities for development in our MPCs,” Mr. Layne said. “We are taking bold and decisive actions to better position the company over the long term. We believe a leaner, more focused and decentralized approach dedicated to delivering high returns and delighting our customers, will generate enormous value for our shareholders, and continue to greatly enhance the communities in which we operate.”

Streamlined Organizational Structure

As part of the new plan, the company will eliminate its holding company-type organizational structure and move to a decentralized regional management-model supported by a lean corporate team. HHC will consolidate its Dallas corporate headquarters with its largest regional office in The Woodlands, driving substantial cost savings and increased synergies.   These changes are estimated to reduce overhead expenses by $45 - $50 million per annum, of which $40 - $45 million per annum will result from a reduction in corporate G&A, and $5 million per annum will result from a reduction in overhead costs allocated to development properties and capitalized under GAAP.  One-time charges associated with relocation expenses, retention and severance payments are expected to be approximately $38 to $40 million and will be predominantly expensed in the fourth quarter of 2019.

Sale of Non-Core Assets

The Company has identified approximately $2 billion of non-core assets it expects to sell over the next 12 to 18 months.  The estimated $600 million of net cash proceeds from the sale, after debt repayment and transaction costs, will be used for share repurchases and development opportunities in the core MPCs.  These non-core assets generated $40 million of Q2 2019 annualized NOI, and are expected to generate $66 million of stabilized NOI.  For the most part, these assets are located outside of the MPCs, Ward Village and The Seaport District, and have limited competitive advantages under HHC ownership.

Accelerated Growth in Core MPC Business

The company will refocus its investment and development activities in our core MPCs, where it has extensive unexploited demand for near- to intermediate-term developments.

Call information

The company will hold a conference call on Monday, October 21, 2019 at 5:00 p.m. Eastern Time. An investor presentation will be posted on the Investors section of the Company’s website prior to the conference call.

To participate in this conference call, please dial 1-877-883-0383 within the U.S., 1-877-885-0477 within Canada, or 1-412-902-6506 when dialing internationally. All participants should dial in at least five minutes prior to the scheduled start time, using 1600594 as the passcode. A live audio webcast and presentation will also be available on the Company's website (www.howardhughes.com).

About The Howard Hughes Corporation®

The Howard Hughes Corporation owns, manages and develops commercial, residential and mixed-use real estate throughout the U.S. Its award-winning assets include the country's preeminent portfolio of master planned communities, as well as operating properties and development opportunities including the Seaport District in New York; Columbia, Maryland; The Woodlands®, The Woodlands Hills, and Bridgeland® in the Greater Houston, Texas area; Summerlin®, Las Vegas; and Ward Village® in Honolulu, Hawaiʻi. The Howard Hughes Corporation's portfolio is strategically positioned to meet and accelerate development based on market demand, resulting in one of the strongest real estate platforms in the country. Dedicated to innovative placemaking, the company is recognized for its ongoing commitment to design excellence and to the cultural life of its communities. The Howard Hughes Corporation is traded on the New York Stock Exchange as HHC. For additional information visit www.howardhughes.com.

Safe Harbor Statement

Statements made in this press release that are not historical facts, including statements accompanied by words such as "will," "believe," "expect," "enables," "realize", "plan," "intend," "assume," "transform" and other words of similar expression, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's expectations, estimates, assumptions, and projections as of the date of this release and are not guarantees of future performance. Actual results may differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially are set forth as risk factors in The Howard Hughes Corporation's filings with the Securities and Exchange Commission, including its Quarterly and Annual Reports. The Howard Hughes Corporation cautions you not to place undue reliance on the forward-looking statements contained in this release.

The Howard Hughes Corporation does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

Contacts:

For Media
Steve Lipin / Lauren Odell
Gladstone Place Partners
212-230-5930

For Investor Relations
David O'Reilly
Chief Financial Officer
david.o'reilly@howardhughes.com
214-741-7744